  EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-3
(Form Type)

IVANHOE ELECTRIC INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock(3)	457(c)	11,783,254	$9.94	$117,125,545	0.0001476	$17,287.73
Fees Previously Paid	--	--	--	--	--	--	--	--
	Total Offering Amounts				--	$117,125,545	--	$17,287.73
	Total Fees Previously Paid				--	--	--	--
	Total Fee Offsets				--	--	--	--
	Net Fee Due				--	--	--	$17,287.73

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional shares of common stock as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales price of the shares of common stock as reported on the NYSE American LLC on June 5, 2024.

(3)	Represents 11,783,254 shares of common stock held by the selling stockholder named in the Registration Statement.